                                                                     EXHIBIT 3.4

                     ONEPOINT COMMUNICATIONS-COLORADO, LLC

                              OPERATING AGREEMENT

                                    BETWEEN

                         ONEPOINT COMMUNICATIONS, LLC

                                      AND

                                AMI-VCOM2, INC.

                                  DATED AS OF

                                APRIL 23, 1997

                               TABLE OF CONTENTS
                               -----------------

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I.   Definitions...........................................................   1

     1.1   "Act"...........................................................   1
     1.2   "Affiliate".....................................................   1
     1.3   "Agreement".....................................................   1
     1.4   "AMI"...........................................................   1
     1.5   "Assets"........................................................   1
     1.6   "Business Days".................................................   2
     1.7   "Capital Contribution"..........................................   2
     1.8   "Certificate"...................................................   2
     1.9   "Code"..........................................................   2
     1.10  "Company".......................................................   2
     1.11  "Distributable Cash"............................................   2
     1.12  "Fiscal Year"...................................................   2
     1.13  "Initial Capital Contribution"..................................   2
     1.14  "Majority Vote".................................................   2
     1.15  "Members".......................................................   2
     1.16  "Membership Unit"...............................................   3
     1.17  "Net Profits" and "Net Losses"..................................   3
     1.18  "Ownership Percentage"..........................................   3
     1.19  "Onepoint"......................................................   3
     1.20  "Person"........................................................   3
     1.21  "Securities Act"................................................   4
     1.22  "Termination Date"..............................................   4
     1.23  "Treasury Regulations"..........................................   4

II.  The Company...........................................................   4

     2.1   Formation of the Company........................................   4
     2.2   Company Name and Office.........................................   4
     2.3   Purposes of the Company.........................................   4
     2.4   Term of the Company.............................................   4
     2.5   Title to Property...............................................   4
     2.6   Certificates of Interest........................................   5

III. Capital; Capital Contributions........................................   5

     3.1   Capital.........................................................   5
     3.2   Names of Members; Initial Capital Contributions of the Members..   5
     3.3   No Further Contributions or Loans...............................   5
     3.4   Additional Members..............................................   5
     3.5   Preemptive Rights...............................................   5

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
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       3.6     Resignation..............................................     6
       3.7     Nondisclosure Agreements.................................     6
       3.8     Other Employee Incentive Plans...........................     6

IV.    Maintenance of Capital Accounts; Allocations and Distributions...     6

       4.1     Capital Accounts.........................................     6
       4.2     Allocations of Net Profits and Net Losses................     7
               (a) Net Loss.............................................     7
               (b) Net Profits..........................................     7
       4.3     Qualified Income Offset..................................     7
       4.4     Code Section 704(c) Allocations..........................     8
       4.5     Distribution.............................................     8

V.     Management and Operation of the Company..........................     9

       5.1     Management Generally.....................................     9
       5.2     Election, Tenure and Removal of Managers.................     9
       5.3     Limitations on Powers of the Manager.....................    10
       5.4     Duties and Obligations of the Manager....................    11
       5.5     Expenses.................................................    11
       5.6     Officers.................................................    11
       5.7     The Chief Executive Officer..............................    12
       5.8     The President............................................    12
       5.9     The Executive Vice President.............................    12
       5.10    The Treasurer............................................    12
       5.11    The Secretary............................................    13

VI.    Powers, Rights and Obligations of Members; Meetings of Members...    13

       6.1     Powers of the Members....................................    13
       6.2     Examination of Company Records...........................    13
       6.3     Priority and Return of Capital...........................    13
       6.4     Meetings of Members......................................    14
       6.5     Rights of Legal Representatives..........................    15

VII.   Accounting Procedures............................................    15

       7.1     Fiscal Year..............................................    15
       7.2     Books of Account.........................................    15
       7.3     Preparation and Filing of Income Tax Returns
                 and Other Writings.....................................    15
       7.4     Tax Matters Partner......................................    16

VIII.  Transfer of Member Membership Units..............................    16

       8.1     Limitation on Transfer of Membership Unit................    16

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
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       8.2     Certain Documents..........................................   16
       8.3     Right of First Refusal.....................................   17
       8.4     Legal Capacity of Transferee; Tax Effects..................   18
       8.5     Securities Laws Matters....................................   18
       8.6     Indemnification............................................   18

IX.    Limitations on Liabilities; Indemnification; Right to Conduct
         Other Business...................................................   18

       9.1     Liability of Members.......................................   18
       9.2     Liability and Indemnification of Managers and
                 Authorized Persons
       9.3     Indemnification Rights Cumulative..........................   19
       9.4     Right to Conduct Other Business............................   20

X.     Power of Attorney..................................................   20

       10.1    Authority to Execute Documents.............................   20
       10.2    Survival of Power..........................................   21

XI.    Dissolution and Termination........................................   21

       11.1    Dissolution................................................   21
       11.2    Winding Up, Liquidation and Distribution of Assets.........   22
       11.3    Certificate of Cancellation................................   23
       11.4    Effect of Filing of Certificate of Cancellation............   23
       11.5    Return of Contribution Nonrecourse to Other Members........   24

XII.   Rules of Convention................................................   24

       12.1    Notice.....................................................   24
       12.2    Amendment..................................................   24
       12.3    Governing Law..............................................   25
       12.4    Entire Agreement...........................................   25
       12.5    Severability...............................................   25
       12.6    Construction...............................................   25
       12.7    Captions...................................................   25
       12.8    Counterparts and Execution.................................   25
       12.9    Consents and Waivers.......................................   25
       12.10   Rights and Remedies Cumulative.............................   26
       12.11   Assigns....................................................   26
       12.12   Waiver of Action for Partition.............................   26
       12.13   Execution of Additional Instruments........................   26

                     ONEPOINT COMMUNICATIONS-COLORADO, LLC

                              OPERATING AGREEMENT


     This OPERATING AGREEMENT (this "AGREEMENT") is entered into as of the 23rd day of April 1997, between OnePoint Communications, LLC, a Delaware limited liability company ("ONEPOINT"), and AMI-VCom2, Inc., a Delaware corporation ("AMI," together with "ONEPOINT", the "MEMBERS").

                                   RECITALS

     A. AMI and OnePoint desire to form a Delaware limited liability company, under the name "ONEPOINT COMMUNICATIONS-COLORADO, LLC" (the "COMPANY"), pursuant to the provisions of the Act by filing a Certificate with the Secretary of State of the State of Delaware and entering into this Agreement.

     B. AMI and OnePoint desire that OnePoint manage the Company in accordance with, and subject to, the terms and conditions hereinafter set forth, and in its capacity as manager, OnePoint is hereinafter referred to as the "Manager".

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     ARTICLE I.  DEFINITIONS. The following words and phrases, unless the
                 -----------
context clearly indicates otherwise, shall have the meanings set forth below:

     1.1 "ACT" shall mean the Limited Liability Company Act, Delaware Code Annotated, Title 6, (S)(S)18-101 et seq., as from time to time amended.
                                 -- ----

     1.2 "AFFILIATE" with respect to any person, shall mean any Person, directly or indirectly, controlling, controlled by, or under common control with such Person, whether such control is effected pursuant to contract or otherwise; provided, however, that the Company shall not be considered to be an Affiliate of any Member for purposes of this Agreement.

     1.3 "AGREEMENT" shall have the meaning ascribed to such term in the preamble hereto, as the same may be amended from time to time in accordance herewith.

     1.4 "AMI" shall have the meaning ascribed to such term in the introductory paragraph hereof.

     1.5 "ASSETS" shall mean any real or personal property, whether tangible or intangible, acquired by the Company on or after the date of this Agreement.

     1.6 "BUSINESS DAYS" shall mean any day except Saturday, Sunday or any other day on which commercial banks located in the City of Chicago are authorized by law to be closed for business.

     1.7 "CAPITAL CONTRIBUTION" shall mean, with respect to any Member, all contributions to the capital (whether in cash or otherwise) of the Company made by such Member pursuant to this Agreement.

     1.8 "CERTIFICATE" shall mean that certain Certificate of Formation of the Company filed with the Office of the Secretary of State of Delaware, as the same may be amended from time to time.

     1.9 "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision of subsequent superseding federal revenue laws.

     1.10 "COMPANY" shall have the meaning ascribed to such term in the recitals hereto.

     1.11 "DISTRIBUTABLE CASH shall mean all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all cash expenditures incurred in the normal operation of the Company's business; and (c) such reserves as the Manager shall deem reasonably necessary for the proper operation and financing of the Company's business.

     1.12 "FISCAL YEAR" shall mean the Company's fiscal year, which shall be the calendar year.

     1.13 "INITIAL CAPITAL CONTRIBUTION" shall mean, with respect to any Member, the initial contribution to the capital (whether in cash or otherwise) of the Company made by such Member pursuant to this Agreement in the amount set forth on Schedule 3.2 attached hereto.

     1.14 "MAJORITY VOTE" shall mean an affirmative vote by the Members holding more than fifty percent (50%) of the aggregate issued and outstanding Membership Units of the Company.

     1.15 "MEMBERS" shall have the meaning ascribed to such term in the preamble hereto, and shall include each Person hereafter admitted to the Company as a Member as provided in this Agreement.

     1.16 "MEMBERSHIP UNIT" shall mean, with respect to each Member, all of such Member's rights, interests, proceeds and profits which it may own whether now existing or contingent, in the Company, including the right of such Member to any and all benefits to which the Member may be entitled and the obligations of such Member, as provided in this Agreement and the Act.

     1.17 "NET PROFITS" AND "NET LOSSES" shall mean for each Fiscal Year or other period, an amount equal to the Company's taxable income or tax loss for such year or period, determined in accordance with Code Section 703(a). For this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, with the following adjustments:

          a. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or tax loss;

          b. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or tax loss; and

          c. If property other than cash has been contributed to the Company or the Capital Accounts of the Members have been adjusted pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(f), depreciation, amortization, gain or loss with respect to assets of the Company shall be computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

     1.18 "OWNERSHIP PERCENTAGE" shall mean, as to each Member, the percentage reflecting the ratio which its Membership Unit bears to the aggregate issued and outstanding Membership Units of all Members. The Ownership Percentages are initially as shown on Schedule 3.2 attached hereto. For purposes of this Agreement, each Member will be deemed to hold the Ownership Percentage in the Company actually held by such Member plus any Ownership Percentage in the Company which could be obtained by such Member upon the exercise or conversion of all other convertible securities held by such Member.

     1.19 "ONEPOINT" shall have the meaning ascribed to such term in the introductory paragraph hereof.

     1.20 "PERSON" shall mean any individual, association, corporation, trust, partnership, joint venture, limited liability company or other entity.

     1.21 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     1.22 "TERMINATION DATE" shall mean December 31, 2025.

     1.23 "TREASURY REGULATIONS" shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     ARTICLE II.  THE COMPANY.
                  -----------

     2.1 FORMATION OF THE COMPANY. The Company has been organized as a Delaware limited liability company by executing and delivering the Certificate to the Delaware Secretary of State in accordance with and pursuant to the Act.

     2.2 COMPANY NAME AND OFFICE. The name of the Company shall be "ONEPOINT COMMUNICATIONS-COLORADO, LLC." The Company shall conduct its business under such name or names as the Manager with the approval by a Majority Vote of the Members shall determine from time to time and the Company shall file all statements and applications with appropriate governmental authorities required in order to conduct its business under such name or names. The Company shall maintain a registered office in the State of Delaware and the name and address of the Company's registered agent in the State of Delaware shall be as set forth in the Certificate. Such office and such agent may be changed from time to time by the Manager. The principal office of the Company shall be 2201 Waukegan Road, Suite E-200, Bannockburn, Illinois 60015. The Company may maintain such additional offices as may be designated from time to time by the Manager for the purpose of carrying out the business of the Company.

     2.3 PURPOSES OF THE COMPANY. The purpose of the Company shall be (a) to invest in and operate businesses in the field of telecommunications and such other fields of business as may be approved by the Manager, (b) to engage in and carry on any other lawful business or activity in connection with the foregoing or otherwise, and (c) to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Act may have and exercise.

     2.4 TERM OF THE COMPANY. The term of the Company shall commence on the date of the filing of the Certificate as required by Section 18-201 of the Act and shall continue in existence until the Termination Date, unless its existence is sooner terminated upon dissolution (and subsequent termination of the Company after the winding up of its affairs) as provided in this Agreement or the Act, or unless the term shall otherwise be extended by amendment to this Agreement.

     2.5 TITLE TO PROPERTY. Legal title to all Assets of the Company shall be taken and at all times held in the name of the Company.

     2.6 CERTIFICATES OF INTEREST. The Manager may make such rules and regulations as he may deem appropriate concerning the issuance and registration of Membership Units. The Manager may authorize the issuance of any Membership Units without certificates. Such authorization shall not affect Membership Units already represented by certificates until they are surrendered to the Company.

     ARTICLE III.  CAPITAL; CAPITAL CONTRIBUTIONS
                   ------------------------------

     3.1 CAPITAL.The names and addresses of the initial Members are set forth on Schedule 3.2 attached hereto.

     3.2 NAMES OF MEMBERS; INITIAL CAPITAL CONTRIBUTIONS. As of the date of this Agreement, each Member has contributed in cash to the capital of the Company the full amount of its Initial Capital Contribution as specified in
Schedule 3.2 attached hereto, in return for which the Member shall receive the number of Membership Units indicated opposite such Member's name on Schedule 3.2 attached hereto.

     3.3 NO FURTHER CONTRIBUTIONS OR LOANS. The liability of the Members to the Company is limited to their Capital Contributions as specified in Schedule 3.2 attached hereto, as it may be amended from time to time pursuant to Section
12.2. No additional Capital Contributions, or other funds, whether by way of contribution of capital, loan or otherwise, shall be required of any Member except by Majority Vote of the Members. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

     3.4 ADDITIONAL MEMBERS. Additional Persons may be admitted to the Company as Members from time to time and Membership Units may be created and issued to those Persons and to existing Members in the sole discretion of the Manager, subject to the provisions and restrictions contained herein. Any person admitted to the Company as a Member after the date of this Agreement, shall agree to be bound by the terms of this Agreement and shall execute a counterpart signature page hereto. No new Member shall be entitled to any retroactive allocation of any item of income, gain, loss, deduction or credit of a Company. The Manager may, at his option, at the time a Member is admitted, close the Company books (as though the Company's tax year has ended) when making pro rata allocations of items of income, gain, loss, deduction or credit to a new Member for that portion of the Company's tax year in which a new Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

     3.5 PREEMPTIVE RIGHTS. Each Member shall have a preemptive or preferential right (but not the obligation) to purchase his or its pro rata share, based on his or its Ownership Percentage, of all or any part of any New Securities (as defined below in this Section 3.5) which the Company may, from time to time, propose to sell or issue, including any such right with respect to additional Capital Contributions.

     The term "New Securities" shall mean (a) Membership Units of the Company, whether unissued or hereafter created; (b) any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued Membership Units; (c) any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; and (d) any other securities that may be issued or sold by the Company.

     3.6 RESIGNATION. Except in connection with the sale or gift of Membership Units in accordance with Article VIII, no Member may voluntarily resign or withdraw as a Member of the Company without the prior written consent of the Members owning a Majority Vote. A Member who attempts to resign or withdraw as a Member in violation of this Section 3.6 shall not be entitled to receive any distribution prior to the dissolution and liquidation of the Company.

     3.7 NONDISCLOSURE AGREEMENTS. Each Member of the Company agrees to execute a nondisclosure agreement with the Company in a form agreed upon by the Members.

     3.8 OTHER EMPLOYEE INCENTIVE PLANS. From time to time, the Company may establish one or more incentive plans for employees, officers, directors and consultants of the Company pursuant to which cash payments tied to the value of the Membership Units of the Company would be made to such Persons.

     ARTICLE IV.  MAINTENANCE OF CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS
                  --------------------------------------------------------------

     4.1  CAPITAL ACCOUNTS

     A Capital Account (a "Capital Account") shall be maintained for each Member in accordance with the capital account maintenance rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, a Member's Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company as determined by the contributing Member and the Company (net of liabilities that the Company is considered to assume or take subject to pursuant to Section 752 of the Code), and (iii) allocations to the Member of Company Net Profits and other items of income and gain, including income and gain exempt from tax, but excluding items of income and gain described in Treasury Regulations Section 1.704-1(b)(4)(i); and which shall be decreased by (w) the amount of money distributed to the

Member, (x) the fair market value of any property distributed to the Member as determined by the distributee Member and the Company (net of any liabilities that such Member is considered to assume or take subject to pursuant to Section 752 of the Code), (y) expenditures described, or treated under Section 704(b) of the Code as described in Section 705(a)(2)(B) of the Code, and (z) the Member's share of Net Losses and other items of loss and deduction, but excluding items of loss or deduction described in Treasury Regulations Section 1.704-1(b)(4)(i). The Members' Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the
            -
reflection of property on the books of the Partnership at book value, or a revaluation thereof, rather that at adjusted tax basis). If a Member transfers all or a part of its Membership Unit in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Unit shall carry over to the new owner of such Membership Unit pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(l).
                                      -

     4.2  ALLOCATIONS OF NET PROFITS AND NET LOSSES

        (a)    Net Losses. Net Losses shall be allocated to the Members in
               ----------
proportion to their respective Ownership Percentages.

        (b)    Net Profits. Net Profits shall be allocated to the Members in
               -----------
proportion to their respective Ownership Percentages.

     4.3 QUALIFIED INCOME OFFSET. Notwithstanding Section 4.2, no Member shall be allocated any item of loss or deduction to the extent such allocation would cause or increase a deficit balance in such Member's Capital Account (in excess of any limited dollar amount of such deficit balance that such Member is obligated to restore or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) as of the end of the taxable year to which such allocation relates. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company
                                       -  -    -      -
income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3 shall be made only if and to the extent that such Member would have a Capital Account deficit (determined after reducing such Member's Capital Account for the items set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and after adjusting such
                                                  -
Member's Capital Account upward for any amounts such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3 were not in the Agreement. Any special allocations of items of income and gain pursuant to this

Section 4.3 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article IV so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article IV to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this
Section 4.3 if such unexpected adjustments, allocations, or distributions had not occurred.

          4.4 CODE SECTION 704(C) ALLOCATIONS. Notwithstanding any other provision in this Article IV, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

          4.5  DISTRIBUTIONS.

              (a) Except as provided in Section 11.2, and subject to Section 18-607 of the Act, the Manager:

              (i) shall cause the Company to distribute to each Member an amount of Distributable Cash as shall be sufficient to enable such Member to fund its federal, state and local income tax liabilities attributable to such Member's distributive share of Company taxable income and gain (the "Actual Tax Amount"). Estimated tax distributions shall be made in four cash installments not later than fifteen (15) days before taxes are due, based upon the Manager's good faith estimate of the Company's Net Profits (the "Estimated Tax Amount"). The Estimated Tax Amounts and the Actual Tax Amounts shall be calculated taking into account the character of such income and gain and calculating such tax as if each Member were an individual resident in Lake County, Illinois, subject to tax at the highest marginal rate applicable to income of such character. The Manager shall distribute to each Member, not later than April 10th of the year following the close of each taxable year of the Company, the amount by which the Actual Tax Amount for such taxable year exceeds the Estimated Tax Amount distributed to such Member for such taxable year. If the Estimated Tax Amount distributed by the Company to a Member exceeds the Actual Tax Amount, then the amount of the next distribution the Manager would otherwise be required to make to such Member(s) under this Section 4.5 shall be reduced by the amount of such excess until the remaining balance of such excess is reduced to zero; and

              (ii) may make distributions of Distributable Cash and other property at such time and in such aggregate amounts as determined by the Manager to the Members (A) first, to the Members in proportion to their respective unreturned Capital Contributions until each Member has recovered its Capital Contributions in full, (B) second, to the Members in proportion to their respective Ownership Percentages.

              (b) Upon the liquidation of the Company, liquidating distributions shall be made in accordance with Section 11.2.

              (c) A Member shall have no right to demand and receive any distribution in a form other than cash.

              (d) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members may be treated as amounts distributed to the Members pursuant to this Section 4.5 for all purposes under the Agreement. The Manager is authorized to withhold from distributions, or with respect to allocations, to the Members and pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and may allocate such amounts to the Members with respect to which such amount was withheld.

          ARTICLE V.  MANAGEMENT AND OPERATION OF THE COMPANY.
                      ---------------------------------------

          5.1 MANAGEMENT GENERALLY. Subject to the provisions of this Agreement and the Act, the business and affairs of the Company shall be managed by and under the direction of the Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business and objectives. All powers of the Company may be exercised by the Manager, except as conferred on or reserved to the Members by the Act or by this Agreement. The exercise by a Member of any or all of its rights of approval or consent under this Agreement shall not in any event affect the Member's status or limited liability as a limited liability member.

          5.2 ELECTION, TENURE AND REMOVAL OF MANAGERS. The Company shall initially have one manager. Thereafter, the number of managers of the Company shall be fixed from time to time by Majority Vote. In no instance shall there be less than one manager. The manager(s) shall be elected or removed with or without cause by Majority

Vote. The Manager shall continue to hold office until his successor shall have been elected and qualified.

     5.3 LIMITATIONS ON POWERS OF THE MANAGER. Notwithstanding the generality of Section 5.1, the Manager shall not have the authority to do any of the following acts without the approval of the Members by Majority Vote:

          (a) Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company set forth in Section 2.3;

          (b) Knowingly do any act in contravention of this Agreement;

          (c) Knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

          (d) Confess a judgment against the Company in an amount in excess of $50,000;

          (e) Possess Company Assets, or assign rights in specific Company Assets, for other than a Company purpose;

          (f) Knowingly and willingly perform any act that would cause the Members to incur personal liability, for example, as a result of the Company conducting business in a state which has neither enacted legislation which permits limited liability companies to organize in such state nor permits the Company to register to do business in such state as a foreign limited liability Company;

          (g) Cause the Company to declare or file bankruptcy or make any assignment for the benefit of creditors or take any similar action;

          (h) Cause the Company to acquire any equity or debt securities of any Person, or to otherwise make loans to any Member or Person;

          (i) Cause the Company to incur any contractual liability in any single transaction or series of related transactions in excess of $2,500,000 or in any event in excess of the overall budget of the Company;

          (j) Sell or otherwise dispose of all or substantially all of the Company's Assets in a single transaction or series of related transactions, except for a liquidating sale in connection with the dissolution of the Company;

          (k) Permit the Company to enter into any merger, consolidation, reorganization or similar transaction;

          (l) Cause the Company to make any distribution except as otherwise set forth in this Agreement; or

          (m) Cause or permit the Company to offer or sell any equity securities of the Company in a public offering or pursuant to a registration statement under the Securities Act of 1933, as amended.

     5.4  DUTIES AND OBLIGATIONS OF THE MANAGER.

          (a) The Manager shall not be required to manage the Company as his sole and exclusive function and he may have other business interests and engage in activities in addition to those relating to the Company. Neither the Company nor the Members shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or in the income or proceeds derived therefrom.

          (b) The Manager shall take all reasonable action that may be necessary or appropriate for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged or proposes to engage.

     5.5 EXPENSES. The Manager shall be entitled to reimbursement from the Company for the reasonable expenses that such Manager pays for or incurs on behalf of the Company.

     5.6  OFFICERS.

          (a) The officers of the Company shall consist of a Chief Executive Officer, a President, a Treasurer and a Secretary and such Executive Vice Presidents, assistant secretaries or other officers or agents as may be elected or appointed by the Manager from time to time (collectively, the "Officers"). The Officers shall be appointed by, and shall exercise such powers and perform such duties as are prescribed by, the Manager under the direction and management of the Manager. Any number of offices may be held by the same Person, as the Manager may determine.

          (b) The Officers shall hold office for the term for which they were appointed and until their successors are elected and qualified; provided,
                                                                --------
however, that, any Officer may be removed with or without cause at any time by
-------  ----
the Manager.

          (c) A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Manager for the unexpired portion of the term.

          (d) The Company may pay an Officer compensation for such Officer's services to or on behalf of the Company in such amounts as determined by the Manager.

     5.7 THE CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have general supervision, direction and control of the business and affairs of the Company and shall have the power to sign any deeds, mortgages, bonds, contracts or other instruments which the Manager has authorized to be executed. The Chief Executive Officer shall preside at all meetings of the Members. The Chief Executive Officer shall have the general powers and duties of management generally vested in the chief executive officer of a business entity, and shall have such other powers and duties with respect to the administration of the business and affairs of the Company as may be prescribed by the Manager from time to time.

     5.8 THE PRESIDENT. The President shall be the chief operating officer of the Company and shall have power to sign any deeds, mortgages, bonds, contracts or other instruments which the Manager has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Manager or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. In general, the President shall see that all orders and resolutions of the Manager are carried into effect and shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Manager from time to time.

     5.9 THE EXECUTIVE VICE PRESIDENT(S). In the absence of (or at the request of) the President in the event of his or her inability or refusal to act, an executive vice president (or in the event there be more than one executive vice president, the executive vice presidents in the order designated, or in the absence of any designation, then in the order of their election) if one shall be appointed, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any executive vice president shall perform such other duties as from time to time may be assigned to him by the Chief Executive Officer, the President or the Manager.

     5.10 THE TREASURER. The Treasurer shall be the chief financial officer of the Company. The Treasurer shall not be required to give a bond for the faithful discharge of his or her duties. He or she shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) be charged with primary responsibility for dealing with national securities exchanges or other exchanges in which the Company may hold a membership or on which the Company may trade; (c) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as shall be selected by the Manager; and (d) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Manager.

     5.11 THE SECRETARY. The Secretary shall: (a) keep the minutes of all Members' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of Company records; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member; (e) certify the resolutions of the Members, and other documents to the Company, as true and correct; and (f) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or the Manager.

     ARTICLE VI.  POWERS, RIGHTS AND OBLIGATIONS OF MEMBERS; MEETINGS OF
                  ------------------------------------------------------
MEMBERS.
-------

     6.1 POWERS OF THE MEMBERS. Except as expressly provided in this Agreement, the Members shall take no part in the management of the business or transact any business for the Company and shall have no power to sign for or bind the Company solely in their capacity as Members; provided, however, that, the Members shall
                                     --------  -------  ----
have the approval and consent rights as described in this Agreement and provided under the Act.

     6.2 EXAMINATION OF COMPANY RECORDS. Each Member or its authorized representative shall have the right, during regular business hours and upon reasonable advance written notice (which shall state the reason therefor), to examine and copy (at the requesting Member's expense), for a proper purpose as determined by the Manager, the records (where such records are maintained) of the Company and otherwise make reasonable inquiry as to the affairs of the Company. A proper purpose shall mean a purpose reasonably related to such Person's interest as a Member. Upon the written request of any Member, the Manager shall provide a list showing the names, addresses and Ownership Percentages of all Members.

     6.3  PRIORITY AND RETURN OF CAPITAL. Except as may be expressly provided in
Article IV or Article VIII, no Member shall have priority over any other Member, either as to return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided, however, that, this Section shall not apply to the
               --------  -------  ----
repayment by the Company of loans (as distinguished from Capital Contributions) which a Member has made to the Company.

     6.4  MEETINGS OF MEMBERS.

          (a) Meetings of the Members may be called by the Manager or by Members holding in the aggregate not less than five percent (5%) of the issued and outstanding Membership Units. The meeting shall be held at the principal place of business of the Company or as designated in the notice or waivers of notice of the meeting.

          (b) Notice of any meeting of the Members shall be given no fewer than ten (10) days and no more than thirty (30) days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 12.1 and shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

          (c) Members owning a Majority Vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the Members; provided, that, if Members owning less than a Majority
                        --------  ----
Vote are present at said meeting, Members owning a majority of the Membership Units present may adjourn the meeting at any time and without further notice. The act of the Members holding a majority of the Membership Units present at such meeting at which a quorum is present shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, the Certificate or by this Agreement.

          (d) Unless specifically prohibited by the Certificate or the Act, any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Members holding Membership Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members were present and voting. Prompt notice of any action taken without a meeting by less than unanimous consent shall be given in writing to those Members who were entitled to vote but did not consent in writing.

          (e) The Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at such meeting of the Person or Persons so participating.

          (f) Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for him by proxy. Such proxy shall be deposited at the principal offices of the Company not less than 48 hours before a meeting is held or action is taken, but no proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

          (g) Each Member shall vote in proportion to its Ownership Percentage.

     6.5 RIGHTS OF LEGAL REPRESENTATIVES. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under the Certificate or this Agreement to give an assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

     ARTICLE VII.  ACCOUNTING PROCEDURES.
                   ---------------------

     7.1 FISCAL YEAR. The fiscal year of the Company shall begin on January 1 and shall end on December 31 of each year; provided that the fiscal year ending December 31, 1997 shall commence on the date of this Agreement.

     7.2 BOOKS OF ACCOUNT. At all times during the existence and continuance of the Company, the Manager shall cause to be kept accurate, complete and proper books, records and accounts pertaining to the Company's affairs, including (a) a list of all Members and their addresses and their Capital Contributions, Membership Units and Ownership Percentages, (b) a copy of the Certificate and all amendments thereto and all powers of attorney pursuant to which any Certificate has been executed, (c) an original copy of the Agreement and all amendments thereto, (d) copies of the Company's federal and state tax returns and financial statements and (e) the Company's books and records. Such books and records shall be kept on the accrual basis of accounting in conformity with generally accepted accounting principles. The method of accounting followed by the Company for federal income tax purposes shall be the accrual method. All books, records and accounts of the Company shall be kept at its principal office or at such other office as the Manager may designate for such purpose.

     7.3 PREPARATION AND FILING OF INCOME TAX RETURNS AND OTHER WRITINGS. The Company's treasurer shall cause the preparation and timely filing of all Company tax returns, shall, on behalf of the Company, make such tax elections

(including, without limitation, any election under Section 754 of the Code), determinations and allocations which he or she, in his or her sole and absolute discretion, deems to be appropriate and shall timely make all other filings required by any governmental authority having jurisdiction to require such filing, the cost of which shall be borne by the Company. Copies of such returns shall be furnished to the Members within a reasonable period of time after the end of each Fiscal Year of the Company. A Form K-1, prepared by the Company's accountants, shall be delivered to the Members within ninety (90) days after the expiration of each Fiscal Year of the Company. This form shall show the allocation of profit or loss of the Company for federal income tax purposes, including all separately stated items, to each Member. No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of the Code or from any similar provision of state tax laws.

     7.4 TAX MATTERS PARTNER. OnePoint is hereby designated the "Tax Matters Partner" (as defined in Code Section 6231), and is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings.

  ARTICLE VIII.  TRANSFER OF MEMBER MEMBERSHIP UNITS.
                 -----------------------------------

     8.1 LIMITATION ON TRANSFER OF MEMBERSHIP UNIT. For so long as this Agreement shall remain in effect, no Member shall sell, assign, pledge, hypothecate, transfer exchange or otherwise transfer for consideration (a "Transfer"), its Membership Unit, in whole or in part, and a transferee shall not have a right to become a "Substitute Member," except in strict compliance with the provisions of this Agreement. Any Transfer will be effective on the first day following receipt by the Members from the Manager of written notice that all of the requirements of this Article VIII have been met.

     8.2 CERTAIN DOCUMENTS. The Company and the Members agree to use their best efforts to cause the Company not to issue any Membership Units without obtaining from each prospective Substitute Member, prior to the issuance of the Membership Units, (a) a counterpart of this Agreement as then in effect, duly executed by the prospective Substitute Member, (b) any reasonable fees and expenses in connection with the admission of the prospective Substitute Member as an assignee or transferee and (c) all representations and all such certificates, evidences or assurance reasonably requested by the Company and the existing Members.

     8.3  RIGHT OF FIRST REFUSAL.

          (a) If at any time a Member (the "Selling Member") receives a bona fide offer in writing from any Person who is not a Member (a "Bona Fide Offer") which the Selling Member desires to accept, to purchase any or all of the Membership Units owned by the Selling Member (the "Offered Units"), then the Selling Member shall give the non-transferring Members (the "Offeree Members")
(i) written notice (the "Selling Member Notice") of the name and address of the Person who made the Bona Fide Offer (the "Proposed Acquiror") and (ii) a copy of the Bona Fide Offer, containing all of the material terms and conditions thereof. Subject to the provisions of this Section 8.3, each Offeree Member shall have the irrevocable right of first refusal for a period of thirty (30) days after its receipt of the Selling Member Notice (the "Acceptance Period") to purchase a portion of the Offered Units in the proportion that the Ownership Percentage of such Member bears to the Ownership Percentages of all the Offeree Members electing to so purchase the Offered Units.

          (b) An Offeree Member may exercise its right of first refusal by notifying the Company and each Offeree Member in writing (the "Acceptance Notice") within the Acceptance Period of its intention to purchase all or any portion of its pro rata portion of the Offered Interest, for the price and upon the terms and conditions of the Bona Fide Offer. If any Offeree Member (a "Declining Member") declines to purchase all or any part of its pro rata portion of the Offered Units, the non-Declining Members may purchase the declined Offered Units on a pro rata basis. Failure to deliver an Acceptance Notice shall be deemed conclusive evidence of an Offeree Member's intent to decline the opportunity to purchase any of the Offered Units.

          (c) The closing of the purchase of the Offered Interest by the Offeree Members shall be consummated no later than sixty (60) days after the date of the Selling Member Notice. At the closing, the Selling Member shall sell to the Offeree Members full right, title and interest in and to the Offered Units, free and clear of all liens, claims and encumbrances (other than those created pursuant to this Agreement) and shall deliver or cause to be delivered to the Offeree Members the certificate(s), if any, representing the Membership Units purchased by the Offeree Members.

          (d) In the event the Offeree Members in the aggregate have not agreed to purchase all of the Offered Units, the Selling Member shall have the right for a period of eighty (80) days after the date of the Selling Member Notice to sell to the Proposed Acquiror, all, but not less than all, of the Offered Units, at a price and upon terms and conditions specified in the Selling Member notice. In the event the Selling Member (i) proposes to sell the Offered Units other than in accordance with the preceding sentence or (ii) does not sell all of the Offered Units to the Proposed Acquiror within such 80-day period, then, in each such case, prior to any Transfer of such Offered

Units, the Selling Member shall be required to first offer such Offered Units to the Offeree Members in the manner provided in this Section.

     8.4 LEGAL CAPACITY OF TRANSFEREE; TAX EFFECTS. Anything in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, no Transfer of all or any part of any Member's Membership Unit shall be made or shall be effective if such Transfer would (in the opinion of the Company's legal counsel, which shall be conclusive for this purpose) jeopardize the limited liability status of the Company or result in any substantial adverse effect upon the Company or the Members for federal income tax purposes (including, without limitation, a termination of the Company or loss of tax treatment as a partnership).

     8.5 SECURITIES LAWS MATTERS. Anything in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, no Transfer of all or any part of any Member's Membership Unit shall be made or shall be effective unless (a) prior to the consummation thereof, all assignees and transferees with respect thereto shall have made to the Company in writing all of the representations required, in the sole judgment of the Manager, to ensure compliance with applicable securities laws, and (b) if required in the discretion of the Manager, the Company is provided with an opinion of its legal counsel, or other legal counsel satisfactory to the Company's counsel, stating that such Transfer is exempt from the Securities Act, and is permissible under all other applicable federal and state securities laws without registration or qualification of any security or consent or approval of any Person.

     8.6 INDEMNIFICATION. To the fullest extent permitted by applicable law, each Member and each assignee or transferee of any Membership Unit (or portion thereof) shall indemnify and hold harmless the Company, the Manager, every Member or Officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made) by such Member or any assignee or transferee of any Membership Unit (or portion thereof) in connection with any Transfer of all or any part of any Membership Unit by such Member, against expenses for which the Company or such other Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by any of them in connection with such action, suit or proceeding.


     ARTICLE IX.  LIMITATIONS ON LIABILITIES; INDEMNIFICATION;
                  --------------------------------------------
                  RIGHT TO CONDUCT OTHER BUSINESS
                  -------------------------------

     9.1 LIABILITY OF MEMBERS. No Member shall have personal liability for the obligations, debts, liabilities or losses of the Company, whether to the Company, to the Manager, to any other Member, to any Officer or to the creditors of the Company, whether in contract, tort or otherwise, in excess of, in the aggregate, the amount of such Member's Capital Contributions to the Company, except as otherwise required by law. No creditor shall have the right to attach or garnish or compel the contribution by any Member of any capital. Except as may otherwise be required by the Act, no Member shall be liable for a return of the Assets delivered or distributed to such Member.

          9.2  LIABILITY AND INDEMNIFICATION OF MANAGERS AND AUTHORIZED PERSONS

              (a) No Manager shall be liable to any Member or to the Company by reason of the actions or inactions of such Person in the conduct of the business of the Company, except for such Person's fraud, gross negligence or willful misconduct. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the benefits provided to the Manager under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

              (b) The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless, the Manager and each director, manager, agent, officer, representative and employee thereof or Person who is deemed to control the Manager (hereinafter collectively referred to as the "Indemnitees") from and against any losses, claims, damages, liabilities or actions, joint or several, to which such Indemnitees may be subject by virtue of any act performed by such Indemnitee, or omitted to be performed by any such Indemnitee, in connection with the business of the Company or its formation and shall reimburse each such Indemnitee for any legal or other expenses reasonably incurred by such Person in connection with investigating, defending or preparing to defend any such loss, claim, damage, liability or action; provided, however,
                                                             --------  -------
that, the Company shall not be liable to any Indemnitee to the extent that in the final non-appealable judgment of a court of competent jurisdiction such loss, claim, damage, liability or action is found to arise from such Indemnitee's gross negligence or willful misconduct. Expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding arising out of or in connection with this Agreement or the Company's business or affairs shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Indemnitee to repay such amount plus reasonable interest in the event that it shall ultimately be determined that the Indemnitee was not entitled to be indemnified by the Company in connection with such action. No amendment of this Agreement shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The Company may carry insurance protecting it and potential Indemnitees from liabilities to third parties, to the extent practicable.

          9.3 INDEMNIFICATION RIGHTS CUMULATIVE. The indemnification rights contained in this Article IX shall be cumulative of, and in addition to, any and all rights, remedies and other recourse to which the Indemnitee shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnification shall be made solely and entirely from the Assets of the Company, and no Member shall be personally liable to the Indemnitees under this
Article IX.

          9.4 RIGHT TO CONDUCT OTHER BUSINESS. Nothing contained in this Agreement shall be deemed to restrict in any way the freedom of each Member, the Manager and their respective Affiliates, including any director, officer or employee of such Person, to conduct any other business or any other activity whatsoever (subject to any restriction, limitation or qualification thereon arising by virtue of any understanding, arrangement or agreement, other than this Agreement, or arising under law or otherwise), including, without limitation, the investment in or operation of any business in the telecommunications field, without having or incurring any obligation to offer any interest therein to the Company or any other Member.

          ARTICLE  X. POWER OF ATTORNEY.
                      -----------------

          10.1 AUTHORITY TO EXECUTE DOCUMENTS. During the life of the Company and during any additional period authorized in accordance with this Agreement to dissolve, liquidate and wind up the affairs of the Company, each of the Members hereby irrevocably designates and appoints the Manager and any duly appointed agent of the Manager, with full power of substitution, to be the Member's true and lawful attorney-in-fact with the power, from time to time, in the name, place and stead of the Member to do any ministerial act necessary to qualify the Company to do business under the laws of any jurisdiction in which it is necessary to file any instrument in writing in connection with such qualification and to make, execute, swear to and acknowledge, amend, file, record, deliver and publish in conformance with the provisions of this Agreement
(a) the Certificate, (b) a counterpart of this Agreement or of any amendment hereto for the purpose of filing or recording such counterpart in any jurisdiction in which the Company may own property or transact business, (c) all certificates and other instruments necessary to qualify or continue the Company as a limited liability company in the State of Delaware or in any jurisdiction where the Company may own property or be doing business, (d) any fictitious or assumed name certificate required or permitted to be filed by or on behalf of the Company, including, without limitation, to enable the Company to conduct its business under such name or names as the Manager may determine from time to time, (e) any other instrument that is now or may hereafter be required by law to be filed for or on behalf of the Company, (f) any other instruments or documents that the Manager deems necessary to conduct the operation of the Company, (g) any amendment to this Agreement pursuant to Section 12.2 hereof and
(h) a certificate or other instrument evidencing the dissolution or termination of the Company when such shall be appropriate in each jurisdiction in which the Company shall own property or do business.

          10.2  SURVIVAL OF POWER. The power of attorney referenced in Section
10.1 hereof shall not be revoked and shall survive the Transfer by a Member of all or part of its Membership Unit and it shall be coupled with such Membership Unit and shall survive the death, incapacity or dissolution of any Member. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument executed by the Manager is authorized, regular and binding without further inquiry. The power of attorney referenced in Section 10.1 hereof may be exercised for each Member by the signature of the Manager or by listing the names of all the Members and executing any instrument with the signature of the Manager acting as attorney-in-fact for all of them.

          ARTICLE XI  DISSOLUTION AND TERMINATION.
                      ---------------------------

          11.1 DISSOLUTION.

              (a)   The Company shall be dissolved upon the earlier to occur of:

              (i)   The Termination Date;

              (ii) The date on which all of the Assets of the Company have been disposed of or the Company is merged with or into another Person;

              (iii) The date of entry of a decree of judicial dissolution under
    Section 18-202 of the Act;

              (iv) Upon the date of the death, bankruptcy, or dissolution of, a Member or upon the occurrence of any other event that terminates the continued membership of a Member in the Company other than by transfer of all of the Member's Membership Units to another person (a "Withdrawal Event"), unless, within ninety (90) days following the Withdrawal Event, the business of the Company is continued by the affirmative vote of all of the remaining Members and there are at least two remaining Members; or

              (v) The date on which all of the Members agree to in writing to terminate the Company.

              (b) Notwithstanding the dissolution of the Company, the Company shall not terminate until a certificate of cancellation shall be filed with the Secretary of State of the State of Delaware and the assets of the Company are distributed as provided in Section 11.2 below. Upon the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members shall continue to be governed by this Agreement.

          (c) If there is a Withdrawal Event and all of the remaining Members consent to continue the business of the Company in accordance with Section 11.1(a)(iv), the Company shall pay to the withdrawing Member any positive balance in the withdrawing Member's Capital Account within ninety (90) days from the date of the Withdrawal Event. The remaining Members shall have the right in their sole discretion at any time within sixty (60) days of the Withdrawal Event to determine all Net Profits and Net Losses of the Company as of the date of such determination and to make appropriate credits and debits to the Members' Capital Accounts. The Capital Account of the withdrawing Member as of the date of determination shall be conclusively deemed to be the fair value of all of its Membership Units and the payment provided for in this Section 11.1(c) shall be the full and only consideration for the redemption of the withdrawing Member's Membership Units.

          11.2  WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS.

              (a) Upon dissolution, an accounting shall be made of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

              (b) If the Company is dissolved and its affairs are to be wound up, the Manager shall:

              (i) Sell or otherwise liquidate all of the Company's assets as promptly as practicable;

              (ii) Allocate any Net Profit or Net Loss resulting from such sales to the Member's Capital Accounts in accordance with Article IV hereof;

              (iii) Discharge all liabilities of the Company, including liabilities to Members who are creditors of the Company to the extent permitted by law, excluding liabilities for distributions to Members under
    Section 4.5; and

              (iv) Distribute the remaining assets to Members in accordance with, and to the extent of, the positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs), and thereafter to the Members in accordance with, and in proportion to, each Member's Ownership Percentage. Any such distributions to the Members in respect of their Capital Accounts shall be made within the time specified in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

          (c) The Manager shall determine the fair market value of each non-cash asset distributed to one or more Members to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value. Such Net Profit or Net Loss shall then be allocated pursuant to Article IV, and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to).

          (d) Notwithstanding anything to the contrary in this Agreement, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution to restore such deficit balance, and the deficit balance shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

          (e) Upon the completion of the winding up, liquidation and distribution of the assets of the Company, the Company shall be deemed terminated.

          (f) The Manager shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets. The Manager shall be under no liability with respect to the Assets held by the Company upon the termination of the Company except to hold and maintain the same in the name of the Company until disposed of in accordance with the terms of this Agreement.

     11.3 CERTIFICATE OF CANCELLATION. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation shall be executed by one or more authorized persons, which certificate shall set forth the information required by the Act. A certificate of cancellation shall be filed with the Delaware Secretary of State to accomplish the cancellation of the Certificate of the Company upon the dissolution and completion of the winding up of the Company.

     11.4 EFFECT OF FILING OF CERTIFICATE OF CANCELLATION. Upon the filing of the certificate of cancellation with the Delaware Secretary of State, the existence of the Company shall cease, except that the Manager may, in the name of, and for and on behalf of the Company, prosecute and defend suit, gradually settle and close the Company's business, dispose of and convey the Company's property, discharge or make reasonable provision for the Company's liabilities, and distribute to the Members any remaining assets, and take such other appropriate action as provided in the Act. The

Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other act as may be necessary on behalf of and in the name of the Company.

          11.5 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member, except as otherwise provided by law.

          ARTICLE XII. RULES OF CONVENTION.
                       -------------------

          12.1 NOTICE. All notices, reports and other communications given pursuant to this Agreement shall be in writing and shall either be mailed by first class mail, postage prepaid, certified or registered with return receipt requested, delivered in person or by nationally recognized overnight courier or sent by facsimile or prepaid telegram followed by confirmatory letter. Notice sent by mail in the foregoing manner shall be deemed served or given three (3) Business Days after deposit in the United States Postal Service. Notice delivered by nationally recognized overnight courier shall be deemed served or given one (1) Business Day after delivery to the courier, charges prepaid. Notice given to the Company, the Manager or a Member in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the address of each Member shall be the address as stated below the Member's name on the signature page of this Agreement; provided, however, that, each
                                              --------- -------  ----
Member shall have the continuing right to change its address for notice hereunder to any other location by giving thirty (30) days' prior notice of such change to the Company in the manner set forth above. For the purposes of all notices to the Company or the Manager, the Company's and the Manager's address shall be the same as the Company's address as set forth in Section 2.2 hereof.

          12.2 AMENDMENT. Any provision of this Agreement may be amended by Majority Vote; provided, that, no amendment of this Agreement shall, without the
               --------  ----
consent of the affected Member (a) increase the liability of such Member beyond the liability of such Member expressly set forth in this Agreement or otherwise modify or affect the limited liability of such Member, (b) change the maximum Capital Contribution required of such Member (other than as provided in this Agreement) or (c) change the method of allocations made under the provisions of Articles IV, VII and XI hereof to any Member (except as otherwise provided in this Agreement). For any such amendment, the Manager shall deliver to each Member written notice requesting such Member's consent and upon receipt of the required consents and execution of the documents setting forth the amendment, such amendment shall become effective.

          12.3 GOVERNING LAW. This Agreement is made pursuant to and shall be construed in accordance with the internal laws of the State of Delaware, without regard to the principles of the conflicts of laws thereof. In the event of a direct conflict between the provisions of this Agreement and the provisions of the Act or the Certificate, such provisions of the Act or the Certificate, as the case may be, shall be controlling.

          12.4 ENTIRE AGREEMENT. This Agreement, together with the schedules and exhibits attached hereto, contains the entire agreement among the Members relating to the subject matter hereof and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that, the Members may by agreement amend and supplement this Agreement in writing from time to time as provided in Section 12.2 hereof.

          12.5 SEVERABILITY. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

          12.6 CONSTRUCTION. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, the neuter shall include the masculine or the feminine gender and the masculine gender shall include the neuter or the feminine gender. All references to days in this Agreement mean calendar days unless otherwise provided. Any day or deadline or time period hereunder which falls on a Saturday, Sunday or a non-Business Day shall be deemed to refer to the first Business Day following.

          12.7 CAPTIONS. The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any Article or Section hereof.

          12.8 COUNTERPARTS AND EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement and all of which shall constitute one Agreement between each of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart, to be effective as of the day and year first set forth above.

          12.9 CONSENTS AND WAIVERS. A Member's waiver, consent, failure to object, failure to seek redress, course of conduct or failure to insist upon the strict performance of any covenant or condition of this Agreement shall not be considered or construed as a waiver or consent for subsequent matters or other obligations or rights of the Member.

          12.10 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          12.11 ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective assigns.

          12.12 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives during the term of the Company any right that it may have to maintain an action for partition with respect to the property of the Company.

          12.13 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                   ONEPOINT COMMUNICATIONS, LLC


                                   By: /s/ James A. Otterbeck
                                      ---------------------------
                                   Name: James A. Otterbeck
                                        -------------------------
                                   Title: Chairman/ Ceo
                                         ------------------------


                                   AMI-VCOM2, INC.


                                   By: /s/ James A. Otterbeck
                                      ---------------------------
                                   Name: James A. Otterbeck
                                       --------------------------
                                   Title: Member Manager
                                         ------------------------

                                 SCHEDULE 3.2

                         INITIAL CAPITAL CONTRIBUTION


Members                         Initial Capital   Initial      Initial
                                 Contribution    Membership   Ownership
                                                   Units     Percentage
OnePoint Communications, LLC       $990.00           99          99%

Address for Notices
2201 Waukegan Road
Suite E-200
Bannockburn, Illinois 60015
Facsimile:  (847) 374-1070

AMI-VCom2, Inc.                    $ 10.00            1           1%

Address for Notice
2201 Waukegan Road
Suite E-200
Bannockburn, Illinois 60015
Facsimile:  (847) 374-1070

                     ONEPOINT COMMUNICATIONS-COLORADO, LLC

                       AMENDMENT TO OPERATING AGREEMENT

     This Amendment to Operating Agreement is entered into as of October 15, 1997, between OnePoint Communications, LLC, a Delaware limited liability company ("OnePoint") and AMI-VCOM2, Inc., a Delaware corporation ("AMI" and, together with OnePoint, the "Members").

                                   RECITALS

     A. AMI and OnePoint are parties to an Operating Agreement (the "Operating Agreement"), dated as of April 23, 1997 with respect to OnePoint
Communications-Colorado, LLC (the "Company"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned such terms in the Operating Agreement.

     B. AMI desires to sell its membership units in the Company to OnePoint, and OnePoint desires to purchase such membership units (the "Unit Transfer"), and the Members have entered into a Securities Purchase Agreement pursuant to which such membership interests, among others, would be transferred from AMI to the Company.

     C. Following the Unit Transfer, OnePoint will be sole member of the Company.

     D. AMI and OnePoint desire to amend the Operating Agreement to reflect the Unit Transfer.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Consent to Transfer. The Members hereby consent to the Unit Transfer and
        -------------------
        waive all other requirements of Article VII of the Operating Agreement with respect to the Unit Transfer.

     2. Resignation of AMI. Effective upon the transfer of its membership units
        ------------------
        of the Company, AMI resigns as a member of the Company, and OnePoint accepts such resignation.

     3. References Replaced. All references to AMI in the Operating Agreement
        -------------------
        shall be deleted, and OnePoint shall be the sole member of the Company.

     4. Full Force and Effect. All other provisions of the Operating Agreement
        ---------------------
        shall remain in full force and effect.

     5. Governing Law. This Agreement is made pursuant to, and shall be
        -------------
        construed in accordance with the internal laws of the State of Delaware, without regard to the principals of the conflicts of laws thereof. In the event of a direct conflict between the provisions of this Agreement and the provisions of the Act or the Certificate, such provisions of the Act or the Certificate, as the case may be, shall be controlling.

     6.   Counterparts and Execution. This Agreement may be executed in multiple
          --------------------------
          counterparts, each of which shall be deemed an original Agreement and all of which shall constitute one Agreement between each of the parties hereto, notwithstanding that all of the parties are not signatories to the original or same counterpart, to be effective as of the day and year first set forth above.

     7.   Execution of Additional Instruments. Each of the parties hereby agrees
          -----------------------------------
          to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

                                    * * * *

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to Operating Agreement as of the day and year first above written.


                                        ONEPOINT COMMUNICATIONS, LLC

                                        By: /s/ James A. Otterbeck
                                           ------------------------
                                                                      _______
                                        Name: _____________________   _______
                                        Title:    CEO                 _______
                                              ---------------------


                                        AMI-VCOM2, INC.

                                        By: /s/ James A. Otterbeck
                                           ------------------------
                                                                      _______
                                        Name: _____________________   _______
                                        Title:    President           _______
                                              ---------------------